                       AMENDED AND RESTATED LICENSE AGREEMENT

                                      BETWEEN

                THE WASHINGTON STATE UNIVERSITY RESEARCH FOUNDATION

                                        AND

                           CYTOCLONAL PHARMACEUTICS INC.


     This Amended and Restated License Agreement, effective the date of the last signature, is made by and between the Washington State University Research Foundation, a non-profit corporation duly organized and existing under the laws of the State of Washington and having its principal office at NE 1615 Eastgate Boulevard, Pullman, Washington 99163 (hereinafter WSURF), and Cytoclonal Pharmaceutics Inc., a corporation duly organized under the laws of Delaware and having its principal office at 9000 Harry Hines Boulevard, Dallas, TX 75235 (hereinafter LICENSEE).

                                       RECITALS

     WHEREAS, WSURF is the owner of certain rights by assignment from Washington State University relating to WSURF Case #307, generally referred to as "Genes for Taxol Biosynthesis" and covered by "the Technology" as defined below; and

     WHEREAS, LICENSEE acknowledges that the United States Government has certain right in this invention under 37 CFR Section 401 including a non-exclusive, nontransferable, paid-up license heretofore granted by the WSURF, and

     WHEREAS, WSURF wishes to have these rights utilized in the public interest and is willing to grant a license thereunder; and

     WHEREAS, LICENSEE wishes to obtain certain rights from WSURF upon the terms and conditions set forth herein for the commercial development, use and sale of the Technology so that public utilization shall result, and

     WHEREAS, WSURF and LICENSEE entered into the original License Agreement effective as of July 8, 1996 (hereinafter the "Original License Agreement"), and

     WHEREAS, said original License Agreement has been amended in the meantime and further amendment is deemed desirable by the parties, and

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     WHEREAS, for the purpose of consolidating all such amendments, the parties hereby restate said License Agreement, as amended to date, in its entirety (as so amended and restated, hereinafter "this Agreement").

     NOW, THEREFORE, in consideration of the premises and the mutual covenant contained herein, the parties agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

     For the purposes of the Agreement, the following words and phrases shall have the following meanings:

     1.1 "The Technology" shall include all of the following WSURF intellectual property:

          (a) All United States and foreign patents and/or patent applications listed in Appendix A; and

          (b) All United States and foreign patents issued or reissued from the patent applications listed in Appendix A (or above) and from any divisional and continuations or continuations-in-part of these applications, or from any subject matter specifically described in these applications.

     1.2 "Prospective Technology" shall mean (a) any and all prospective patent filings for genes for enzymes and the associated gene products, including the enzymes, in the biosynthetic pathway for paclitaxel and other taxanes only, as isolated and characterized in the Washington State University laboratories of Dr. Rodney Croteau; or prospective patent filings owned by WSURF made by others at WSU using materials related to genes for enzymes and the associated gene products, including the enzymes, in the biosynthetic pathways for paclitaxel and other taxanes only as obtained from Dr. Rodney Croteau, and (b) any and all prospective patent filings relating to suspension cell cultures from the genus Taxus, or suspension cell cultures from other genera, which produce paclitaxel or other taxanes, as developed in the WSU laboratories of Dr. Rodney Croteau; but not any other paclitaxel-related technology from Dr. Rodney Croteau or Washington State University. A partial list of genes whose sequences are expected to be isolated by Dr. Rodney Croteau is included as Appendix B.

     1.3 "Covered Product(s)" shall mean any product which, as commercialized by LICENSEE or its SUBLICENSEE, is produced using a Covered Cell Line, either:

          (a) directly, in which case the compound produced by such Covered Cell Line is used by LICENSEE or its SUBLICENSEE, as the case may be, in commercialization as such without further chemical transformation into a different compound; or


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          (b)  indirectly, in which case the compound produced by such Covered
     Cell Line is subsequently chemically transformed into the compound (being the Covered Product in question) commercialized by LICENSEE or its SUBLICENSEE, as the case may be.

     1.4 "Covered Cell Line(s)" shall mean a cell line, be it microbial, plant, mammalian or otherwise, which:

          (a) is covered in whole or in part by an issued, unexpired, pending, or prospective claim contained in the Technology in the country in which such cell line is made or used; or

          (b) was created using a process which is covered in whole or in part by an issued, unexpired, pending or prospective claim contained in the Technology in the country in which such cell line was made or used.

     1.5 "Net Sales" shall mean the amount billed or invoiced by LICENSEE for Covered Product(s) in the Territory less the sum of the following:

          (a) sales, use, tariff, import/export duties or other excise taxes imposed on particular sales;

          (b) allowances, credits, chargebacks and refunds to non-affiliated third parties because of rejections, returns or price reduction of product;

          (c) freight costs and insurance charges on shipments to customers included in invoiced amounts; and

          (d) rebates and price reductions/adjustments required by law, regulations or contract.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. In the case of rebates and price reductions/adjustments required by contract as referred to in Clause (d) above, the same shall not be deductible to the extent that the contract in question is between affiliates or related companies or the price concessions in question are given in connection with the marketing/sales of other product or products such as in the case of "bundling" of products.

     1.6 "LICENSEE" shall include a related company of LICENSEE, the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by LICENSEE, an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of LICENSEE and an organization, the majority ownership of which is directly or indirectly common to the ownership of LICENSEE.


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     1.7  "Field-of-Use" shall mean for any field-of-use, including but not limited to, research, diagnostic and therapeutic uses of the Technology.

     1.8  "Territory" shall mean the world.

     1.9 "Sublicense" means any exchange for value, including but not limited to cash, promissory notes, equity, up-front payments, milestone payments, royalties, manufacturing contracts, distribution contracts, sponsored research contracts, partnerships, or joint ventures, received or entered into by LICENSEE with respect to any transfer of any right, whether present, future or contingent, to make, manufacture, use, practice, distribute, or otherwise sell any aspect of the Technology or Covered Products to any third party (hereinafter SUBLICENSEE), except that Sublicense fees shall not include bona-fide payments by a SUBLICENSEE that represent the reimbursement of research fees paid to third parties or other documented development costs. LICENSEE shall provide to WSURF documentation of a such research expenses with copies of each sublicense agreement and shall negotiate in good faith with WSURF for a fair allocation of consideration in any such hybrid agreement.

                                      ARTICLE II
                                        GRANT

     2.1 WSURF grants to LICENSEE the exclusive right and license to practice the Technology and to make, have made, use, lease and sell Covered Cell Lines, for the production of Covered Products or otherwise, in the Territory for the Field-of-Use until the expiration or termination of this Agreement.

     2.2 WSURF grants to LICENSEE the right to Sublicense rights to practice the Technology and to make, have made, use, lease and sell Covered Products under provisions provided below.

     2.3 WSURF grants to LICENSEE the Option (hereinafter Option) until July 1, 2006 (hereinafter Option Period) to license any Prospective Technology as this is developed and disclosed from time to time at WSU. LICENSEE may exercise this Option during the Option Period by paying the patent costs for any patent filing for the Prospective Technology and executing a confirmatory license, which confirmatory license shall then become an addendum to this Agreement. Upon execution of the confirmatory license, the Prospective Technology shall become a part of the Technology as defined in Section 1.1 of this Agreement. The Option Period may be extended upon mutual agreement of the parties.

     2.4 WSURF retains an irrevocable nonexclusive right to permit the use of the Technology by students and employees of Washington State University exclusively for educational and research purposes to the extent that the retention of this non-exclusive right is not otherwise inconsistent with rights granted to LICENSEE under this Agreement. For the avoidance of doubt, such right does not include any right, and accordingly WSURF shall not permit Washington State University, to assign


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

or sublicense such right to any third party or to transfer or license any cell line created using the Technology or any material covered by the Technology to any third party, or otherwise to use the Technology for the benefit of any third party. For the further avoidance of doubt, Dr. Croteau and Washington State University shall be able to transfer materials relating to the Technology for educational and research, but not commercial, purposes in accord with Section 15.3 of this Agreement. In each such instance WSURF shall obtain the prior permission of LICENSEE, and its permitted Sublicensees, which permission shall not be unreasonably withheld.

                                     ARTICLE III
                                  FEES AND ROYALTIES

     3.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay fees and royalties to WSURF in the manner hereinafter provided to the end of the term of this Agreement or until the Agreement is terminated:

          (a) License Issue Fees of [ ], and past Patent Costs of [ ], which Fee and Costs were paid to WSURF following the execution of the Original License Agreement. LICENSEE has also granted WSURF 36,000 warrants to purchase LICENSEE's common stock at the price of [ ] per share, such warrants to be exercisable in 12,000 share lots on each the third, fourth and fifth anniversary of the Effective Date of the Original Agreement. LICENSEE agrees that any shares obtained under said warrants shall be included under equal terms for registration in any registration statement filed by LICENSEE and shall be included on equal terms in any stock split or other changes to LICENSEE'S capital structure.

          (b) An Annual Minimum Royalty of [ ] per year due and payable on July 1, 1999, an Annual Minimum Royalty of [ ] per year due and payable on July 1, 2000, an Annual Minimum Royalty of [ ] per year due and payable on July 1, 2001 and on July 1 of each year thereafter during the exclusive period of this Agreement: provided that each year's Running Royalties under subpart (c) below and/or consideration for a Sublicense under subpart (d) received by WSURF shall be credited to the extent paid against LICENSEE's requirement to pay the Annual Minimum Royalty otherwise due for that fiscal year during the exclusive period of this Agreement.

          (c) With respect to sales by LICENSEE of each Covered Product, Running Royalty in an amount equal to [ ] of such Covered Product for each gene incorporated into the Covered Cell Line that was used to produce such Covered Product as commercialized, except that such Running Royalty on account of all genes shall not exceed [ ] of the Net Sales of the Covered Product in question. Such Royalty shall be due and payable within sixty (60) days of June 30 and December 31 for royalties earned the preceding six (6) month period, together with, in the case of each Covered Product that, as commercialized, is being produced using a Covered Cell Line covered by patent rights referred to in Clause (b) in the definition of "Prospective Technology" in Paragraph 1.2, an additional running royalty in an amount equal to [ ].


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          (d)  With respect to Sublicenses, [  ] of any sublicense issue fees, milestone payments, sublicense maintenance fees, sublicense royalties or any other consideration including equity and interests in strategic partnerships received for the grant of a Sublicense in accordance with Paragraph 2.2. LICENSEE may make any commercially reasonable proposal regarding form of payment of the WSURF share of these Sublicense issue fees, which proposal may include equity, warrants or other forms of payment at LICENSEE'S sole discretion, and WSURF'S consent to any commercially, reasonable proposal made by LICENSEE shall not be unreasonably withheld.

               (i) Should it become necessary to license the rights of Montana State University, or those of its assignee in interest the Research & Development Institute, with regards to the fungal production system to produce Covered Products the percentage otherwise due to WSURF under subpart (d) above shall be further reduced to [ ] of any consideration received by Licensee in connection with the issue or maintenance of any Sublicense.

          (e) LICENSEE may make a commercially reasonable proposal regarding reduction of Sublicense royalty percentages based upon a showing of commercial impracticability of the above rates, and WSURF may, at its sole discretion and upon its express written approval, reduce the royalty rate charged under any given Sublicense.

     3.2 Royalties on sales in currencies other than U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Wall Street Journal, on the close of business on the last banking day of each calendar half year. Royalties and payments to WSURF shall be in U.S. Dollars.

                                      ARTICLE IV
                            REPORTS, PAYMENTS AND RECORDS

     4.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for WSURF or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.

     4.2 Within sixty (60) days after June 30 and December 31 of each year, LICENSEE shall deliver to WSURF true and accurate reports, giving such particulars of the business conducted by LICENSEE and its SUBLICENSEES during the preceding six (6) month period under this Agreement as shall be pertinent to a royalty accounting hereunder. Such reports shall include at least the following:

          (a)  number of Covered Products manufactured and sold;


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          (b)  deductions applicable as provided in Paragraph 1.4 to determine
     Net Sales thereof;

          (c)  total royalties due;

          (d)  names and addresses of all SUBLICENSEES of LICENSEE;

          (e)  status of agency approvals for new Covered Products; and

          (f)  plans for increased sales or introduction of new Covered
     Products.

     4.3 With each report submitted, LICENSEE shall pay to WSURF the royalties due and payable under this Agreement. If no royalties are due, LICENSEE shall so report.

     4.4 On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide WSURF with LICENSEE'S certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and Operating Expense Statement.

     4.5 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of four percent (4%) above the prime rate in effect in the Wall Street Journal on the due date. The payment of such interest shall not foreclose WSURF from exercising any other rights it may have as a consequence of the lateness of any payment.

                                      ARTICLE V
                                    DUE DILIGENCE

     5.1 LICENSEE shall use, or cause a SUBLICENSEE to use, commercially reasonable efforts and diligent endeavor, to fully develop and commercially exploit the Technology licensed hereunder.

     5.2 LICENSEE agrees that Covered Products sold in the United States shall be manufactured substantially in the United States, when, as and if required by 35 USC Section 204.

     5.3 LICENSEE agrees, upon reasonable request by WSURF, to apprise WSURF of the current status of the development and regulatory approval of the Technology for commercial use.

                                      ARTICLE VI
                                  PATENT PROSECUTION

     6.1 WSURF shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the patent rights for the Technology and Prospective technology in the United States and the foreign countries listed in Appendix C. Appendix C may be amended by the verbal agreement of both parties, such agreement to be confirmed in writing within ten (10) days. The


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prosecution, filing and maintenance of all patents and applications shall be the primary responsibility of WSURF; provided, however, that LICENSEE shall have Reasonable Opportunity to advise WSURF and shall cooperate with WSURF in such prosecution, filing and maintenance. Reasonable Opportunity means that WSURF shall provide LICENSEE with copies of all correspondence regarding any patent application for the Technology, including but not limited to, any filing, notice, restriction requirement, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application under the Technology.

     6.2 Payment of all fees and costs relating to the filing, prosecution and maintenance of patents shall be the responsibility of LICENSEE, whether such fees and costs were incurred before or after the Effective Date of this Agreement. Payment of all fees and costs relating to the filing, prosecution and maintenance of patents shall be made promptly and in no case later than thirty
(30) days from date of invoice.

     6.3 WSURF shall employ its best efforts not to allow any of the Technology under which LICENSEE is licensed, and for which LICENSEE is underwriting the filing, prosecution and maintenance costs thereof, to lapse or become abandoned without LICENSEE'S authorization and/or reasonable notice to LICENSEE. WSURF shall notify LICENSEE sixty (60) days prior to any proposed intentional abandonment of any rights in any territory. Within thirty (30) days after receipt of the notice LICENSEE shall, in writing, either (a) concur with abandonment or (b) elect to resume responsibility for the prosecution and maintenance of all the Technology that WSURF proposes to abandon.

                                     ARTICLE VII
                                     INFRINGEMENT

     7.1 LICENSEE shall inform WSURF promptly in writing of any alleged infringement or declaratory judgment action alleging invalidity or non-infringement of patents licensed under this Agreement by third parties and provide any evidence thereof.

     7.2 During the term of this Agreement, LICENSEE shall have the first right, but shall not be obligated, to prosecute at its own expense and with attorneys of its choice, all infringements of patents licensed under this Agreement. For such purposes, WSURF agrees to be joined as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of WSURF, which consent shall not be unreasonably withheld. LICENSEE shall indemnify WSURF against any order for costs or damages that may be made against WSURF in such proceedings.

     7.3 In the event that LICENSEE shall undertake the enforcement and/or defense of the patents by litigation, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise thereafter due WSURF hereunder and apply the same toward reimbursement of up to half of LICENSEE'S expenses, including reasonable attorneys' fees in connection therewith. Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any unreimbursed


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expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of WSURF for any royalties past due or withheld and applied pursuant to this Article VII. The balance remaining from any such recovery shall be divided equally between LICENSEE and WSURF.

     7.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of Patents shall be brought against LICENSEE or LICENSEE chooses not to prosecute an infringement action, WSURF shall, at its option, have the right, within thirty (30) days after commencement of such action or notification by LICENSEE, to intervene and take over the sole defense of the action at its own expense. Any recovery of damages by WSURF for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of WSURF relating to the suit, and next toward reimbursement of LICENSEE for any direct legal fees and reasonable expenses relating to the suit. The balance remaining from any such recovery shall be retained solely by WSURF.

     7.5 In any infringement suit that either party may institute to enforce the Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     7.6 Regardless of which party is controlling the infringement suit, during the period of this Agreement, CPI shall have the sole right (to the exclusion of WSURF) in accordance with the terms and conditions herein to sublicense any alleged infringer for future use of the Patents.

                                     ARTICLE VIII
                                  PRODUCT LIABILITY

     8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold harmless WSURF's trustees, officers, employees and affiliates against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Products and/or Licensed Processes or arising from any obligation of LICENSEE hereunder.

     8.2 LICENSEE shall obtain and carry in full force and effect liability insurance which shall protect LICENSEE and WSURF in regard to events covered by Paragraph 8.1 above.

     8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, WSURF MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHT CLAIMS, ISSUED OR PENDING.


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                                    ARTICLE IX
                                 EXPORT CONTROLS

     It is understood that WSURF is subject to the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that the obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. WSURF neither represents that a license shall not be required nor that, if required, it shall be issued.

                                      ARTICLE X
                               USE OF NAMES AND SYMBOLS

     LICENSEE shall not use the names of the Washington State University, Washington State University Research Foundation, nor of any of its employees, nor any adaptation or symbol thereof, in any advertising promotional or sales literature without prior written permission from WSURF in each case, except that LICENSEE may state that it is licensed by WSURF under one or more agreements.

                                      ARTICLE XI
                                     ASSIGNMENTS

     LICENSEE may not sell, assign or transfer this Agreement except with prior written permission of WSURF, which consent shall not be unreasonably withheld.

                                     ARTICLE XII
                                 TERM AND TERMINATION

     12.1 This Agreement shall be in full force and effect from the Effective Date of the Original License Agreement until the later to occur of (a) the tenth
(10th) anniversary of the first commercial sale of a Covered Product or (b) the latest to expire of the patents licensed under the Technology. Following the expiration if this Agreement as aforesaid, Licensee shall retain a paid up, non-exclusive license, with the right to grant sublicenses, to the Technology as otherwise provided in Article 11 above.

     12.2 If LICENSEE shall cease to carry on its business for any reason, this Agreement shall terminate immediately upon written notice by WSURF.


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     12.3 LICENSEE may terminate this Agreement by providing written notice to
WSURF ninety (90) days prior to the effective date of termination selected by LICENSEE and upon payment of all amounts including interest due WSURF through the effective date of the termination.

     12.4 WSURF may terminate this Agreement by ninety (90) days written notice if LICENSEE:

          (a) Is in forty-five (45) days default in payment of fees and/or royalties or providing of reports; or,

          (b)  Is in breach of any provision hereof, or,

          (c)  Provides any materially false report; or

          (d) Institutes bankruptcy, insolvency, liquidation or receivership proceeding or proceedings for reorganization under bankruptcy law or has a petition for bankruptcy filed against it or makes a general assignment for the benefit of creditors; and

LICENSEE fails to remedy any such default, breach, or false report within forty-five (45) days after written notice by WSURF.

     12.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any SUBLICENSEE thereof may, however, after the effective date of such termination, sell all Covered Products, provided that LICENSEE shall pay to WSURF the royalties thereon as required by this Agreement and shall submit the reports required on such sales of Covered Products.

     12.6 Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from WSURF.

     12.7 Surviving any termination are:

          (a) LICENSEE'S obligation to pay any royalties and fees accrued or accruable;

          (b) Any cause of action or claim of LICENSEE or WSURF, accrued or to accrue, because of any breach or default by the other party; and

          (c)  The provisions of Articles IV, VII VIII and IX.

                                     ARTICLE XIII
                      PAYMENTS, NOTICES AND OTHER COMMUNICATIONS


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     Any payment, notice or other communication pursuant to the Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to the other party as below:

     If to WSURF:        Washington State University
                         Research Foundation
                         NE 1615 Eastgate Boulevard
                         Pullman, WA 99163
                         Attn: President

     If to LICENSEE:     Cytoclonal Pharmaceutics Inc.
                         9000 Harry Hines Boulevard
                         Dallas, TX 75235
                         Attn: President


                                     ARTICLE XIV
                                     SUBLICENSING

     LICENSEE shall provide to WSURF written notification of any Sublicense it may grant under Paragraph 2.2. LICENSEE agrees to provide such written notification indicating the effective date of execution, effective term and up-front payments, within thirty (30) days of execution of such Sublicense.

                                      ARTICLE XV
                                   CONFIDENTIALITY

     15.1 Except to the extent expressly authorized in this Agreement, LICENSEE and WSURF agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party of materials marked confidential by the providing party, shall keep those materials completely confidential and shall not publish or otherwise disclose such information and shall not use it except to the extent that it can be established by the receiving party by competent proof that such information:

          (a) Is now or hereafter becomes public knowledge through no fault of the other party;

          (b)  Was in the receiving party's possession prior to Effective Date;

          (c) Was received from a third party source independent of and without obligation to the sending party.


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     15.2 Each party may disclose the other's information to the extent such disclosure is reasonably necessary in filing and prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting clinical trials.

     15.3 If materials are transferred to any third party which relate to any genes for enzymes and the associated gene products, including the enzymes, in the biosynthetic pathway for paclitaxel. as isolated and characterized in the Washington State University laboratories of Dr. Rodney Croteau or using related materials from his laboratory, and the related materials are not otherwise covered by patent filings, WSURF shall obtain a valid and executed materials transfer agreement before transferring the materials to the third party.

     15.4 The freedom of Washington State University faculty members to publish shall not be inhibited by LICENSEE. However, in order to protect any material of a proprietary nature, WSURF shall provide LICENSEE with a copy of any proposed publication relating to the Technology for at least forty-five (45) days prior to submission for publication. At Washington State University's discretion, the proposed publication may be delayed for forty-five (45) days beyond the end of LICENSEE's forty-five (45) day review period, with possible extensions at the discretion of Washington State University. LICENSEE agrees to provide WSURF with an explanation for any request to delay and shall give its reasons for such delay in writing not later than the end of its forty-five (45) day review period.

                                     ARTICLE XVI
                                    MISCELLANEOUS

     16.1 None of the terms, covenants and conditions of this Agreement may be waived except by the written consent of the party waiving compliance.

     16.2 This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Washington.

     16.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     16.4 All Licensed Products shipped to or sold in other countries shall be marked in such manner as to conform with the patent laws and practice of the country of manufacture or sale.

     16.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.


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     This Agreement embodies the entire understanding between the parties and shall supersede all previous communications, representations, or understandings, either oral or written, relating to the subject matter hereof,

IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below:

THE WASHINGTON STATE UNIVERSITY          CYTOCLONAL PHARMACEUTICS INC.
RESEARCH FOUNDATION

By: /s/ KEN SPITZER                      By: /s/ ARTHUR P. BOLLON
   ----------------------------------       -----------------------------------
Name:  Ken Spitzer                       Name:  Arthur P. Bollon, Ph.D.
     --------------------------------         ---------------------------------
Title: Corporate Secretary               Title: President and CEO
     --------------------------------          --------------------------------
Date:  June 3, 1998                      Date:  May 19, 1998
     --------------------------------         ---------------------------------













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

APPENDIX A: CURRENT PATENTS AND PATENT APPLICATIONS

1)   [  ]

2)   [  ]

3)   [  ]

4)   [  ]

APPENDIX B: GENES FOR ENZYMES WHICH ARE EXPECTED TO BE THE SUBJECT OF FUTURE PATENT FILINGS(1)

1)   [  ]

2)   [  ]

3)   [  ]

















------------------------
(1) To be updated.

APPENDIX C: COUNTRIES AGREED UPON IN WHICH CURRENT AND FUTURE PATENTS AND PATENT APPLICATIONS WILL BE DILIGENTLY PURSUED UNDER THIS AGREEMENT


United States

European Patent Office

Japan

Canada

Mexico

South Africa

Australia












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